COVENANT TRANSPORT ANNOUNCES FOURTH QUARTER AND YEAR-END OPERATING RESULTS

CHATTANOOGA,   TENNESSEE  -  January  27,  2004  -  Covenant   Transport,   Inc.
(Nasdaq/NMS:CVTI) announced today financial and operating results for the fourth quarter and year ended December 31, 2003.

For the quarter, total revenue increased 4%, to $152.2 million from $146.7 million in 2002. Total revenue included fuel surcharges and other accessorial revenue of $9.1 million, compared with $8.0 million in 2002. Excluding fuel surcharge and other accessorial revenue, freight revenue increased 3% to $143.1 million from $138.7 million in 2002. The Company measures revenue, before fuel surcharge and other accessorial revenue, or "freight revenue," in addition to total revenue, because management believes removing this sometimes volatile source of revenue affords a more consistent basis for comparing results of operations from period to period. Net income increased 23%, to $4.1 million from $3.4 million in 2002. Net income per diluted share increased 22%, to $0.28 from $0.23 in 2002.

For the year, total revenue increased 3%, to $582.5 million from $564.4 million in 2002. Total revenue included fuel surcharges and other accessorial revenue of $35.7 million, compared with $22.6 million in 2002. Excluding fuel surcharge and other accessorial revenue, freight revenue increased 1% to $546.8 million from $541.8 million in 2002. Net income increased 47%, to $12.2 million from $8.3 million in 2002. Net income per diluted share increased 48%, to $0.83 from $0.57 in 2002. During the first quarter of 2002, the Company recognized pre-tax charges of $3.3 million to reflect an impairment in tractor values and $1.4 million to reflect the early extinguishment of debt.

Chairman, President, and Chief Executive Officer David R. Parker stated, "Freight demand continued to be strong throughout the fourth quarter in all areas of the country and across industry groups. This strength allowed us to raise revenue per tractor per week by 3.8% compared with the same quarter of 2002. After several difficult years, being able to exceed $2,900 per truck per week for two straight quarters is beginning to show progress towards our goal of at least $3,000 per truck per week. Contributing factors were an increase in average revenue per loaded mile of $.04 per mile and an increase in average miles per tractor of 1%.

On the expense side, our after-tax cost per mile increased $.024 per mile. As previously announced, the higher costs of new tractors and trailers which resulted from updating our fleet, plus adding 1,770 trailers while not growing our tractor fleet, increased our ownership/lease costs by $.037 per mile. Savings in other areas partially offset this increase. Ownership/lease costs include both leased and owned equipment and are reflected in the combined cost of revenue equipment rentals, depreciation, and interest. Our results for the quarter included an approximately $260,000 non-cash benefit from interest rate changes under SFAS No. 133. Our pretax margin improved by approximately 75 basis points versus the fourth quarter of 2002.

During 2003, one of our major goals was to reduce the average age of our tractors and trailers in order to reduce our ongoing maintenance expense. We also decided to increase the size of our trailer fleet and operate with a higher trailer to tractor ratio, because of the reduction in our average length of haul over the past few years. We took delivery of 1,447 tractors and 3,038 trailers and disposed of 1,520 tractors and 2,407 trailers during the year. This lowered the average age of our tractor fleet to 19.1 months from 26.3 months and our trailer fleet to 33.8 months from 54.8 months, at December 31, 2003, and 2002 respectively. We are beginning to realize the maintenance savings and expect the savings to increase in 2004. In addition, we believe the additional trailer capacity will improve the efficiency of our operations, particularly in our short to medium haul lanes.

We financed a significant portion of the tractors and trailers under operating leases. Our increased usage of operating leases allowed us to use our cash flows to reduce balance sheet debt. At December 31, 2003, our total balance sheet debt was $61.7 million and our stockholders' equity was $192.1 million, for a total debt-to-capitalization ratio of 24%. The reduction in debt of approximately $22 million during 2003 was more than offset by an increase in operating leases, which we estimate to have increased by a present value of approximately $47 million. At December 31, 2003, we had $88 million of available borrowing capacity on our line of credit.

The Company will be hosting a conference call on Wednesday, January 28, 2004, at 11:00 a.m. EST. The public will be able to listen and participate in the call telephonically by dialing 800-603-1780 access code 4810372. For more information on how to access the conference call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com

Covenant Transport, Inc. is a public truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America and is committed to growing revenue and earnings per share both internally and through acquisitions. The Company's common stock is traded on the Nasdaq National Market under symbol, "CVTI."

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more or our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, parts, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment; the resale value of our used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; high insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of medium length of haul movements; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.


For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer         (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                             (423) 825-3357
perkim@covenanttransport.com

                                                      Covenant Transport, Inc.
                                               Key Financial and Operating Statistics

                                                          Three Months Ended Dec. 31            Twelve Months Ended Dec. 31
                                                      -----------------------------------  --------------------------------------
($000s)                                                   2003       2002      % Change           2003       2002      % Change
                                                          ----       ----      ---------          ----       ----      ---------
Freight revenue                                         $143,058   $138,695         3.1%        $546,766   $541,830         0.9%
Fuel surcharge and other accessorial revenue               9,099      7,969                       35,691     22,588
                                                      ----------------------               -------------------------
            Total revenue                               $152,157   $146,664         3.7%        $582,457   $564,418         3.2%

Operating expenses
            Salaries, wages and related expenses          55,329     57,685                      220,665    227,332
            Fuel expense                                  27,571     26,110                      109,231     96,332
            Operations and maintenance                     9,376      9,801                       39,822     39,625
            Revenue equipment rentals and
               purchased transportation                   19,983     14,897                       69,997     59,265
            Operating taxes and licenses                   3,835      3,576                       14,354     13,934
            Insurance and claims                           9,618      8,917                       35,454     31,761
            Communications and utilities                   1,870      1,918                        7,177      7,021
            General supplies and expenses                  3,969      3,950                       14,495     14,677
            Depreciation and amortization (1)             11,833     12,031                       43,041     49,497
                                                      ----------------------               -------------------------
Total operating expenses                                 143,384    138,885                      554,236    539,444
                                                      ----------------------               -------------------------
Operating income                                           8,773      7,779        12.8%          28,221     24,974        13.0%
Other (income) expenses:
            Interest expense                                 546        740                        2,332      3,542
            Interest income                                  (9)       (26)                        (114)       (63)
            Other                                          (261)       (18)                        (468)        916
            Early extinguishment of debt (2)                   -          -                            -      1,434
                                                      ----------------------               -------------------------
Other (income) expenses, net                                 276        696                        1,750      5,829
                                                      ----------------------               -------------------------
Income before income taxes                                 8,497      7,083        20.0%          26,471     19,145        38.3%
Income tax expense                                         4,393      3,733                       14,315     10,871
                                                      ----------------------               -------------------------
Net income                                                $4,104     $3,350        22.5%         $12,156     $8,274        46.9%
                                                      ======================               =========================

(1) Includes a $3.3 million pre-tax impairment charge which incurred in the first quarter of 2002.
(2) Reflects the reclassification of early extinguishment of debt due to the adoption of SFAS 145.

Basic earnings per share                                   $0.28      $0.23      21.7%             $0.84      $0.58        44.8%
Diluted earnings per share                                 $0.28      $0.23      21.7%             $0.83      $0.57        45.6%
Weighted avg. common shares outstanding                   14,626     14,375                       14,467     14,223
Weighted avg. common shares outstanding                   14,870     14,682                       14,709     14,519
              adjusted for assumed conversions

Operating statistics exclude fuel and accessorial surcharges.

Net margin as a percentage of freight revenue              2.87%      2.42%                         2.2%       1.5%
Average revenue per loaded mile                           $1.272     $1.232       3.2%            $1.245     $1.215         2.5%
Average revenue per total mile                            $1.174     $1.145       2.5%            $1.147     $1.129         1.6%
Average revenue per tractor per week                      $2,967     $2,859       3.8%            $2,852     $2,812         1.4%
Average miles per tractor per period                      33,214     32,801       1.3%           129,656    129,906        -0.2%
Weighted avg. tractors for period                          3,657      3,684      -0.7%             3,667      3,680        -0.4%
Tractors at end of period                                  3,752      3,738       0.4%             3,752      3,738         0.4%
Trailers at end of period                                  9,255      7,485      23.6%             9,255      7,485        23.6%

                                                         Dec 2003           Dec 2002
                                                         --------           --------
Total assets                                             $354,281           $361,541
Total equity                                              192,143            175,588
Total debt, including current maturities                   61,653             83,530
Debt to Capitalization Ratio                                24.3%              32.2%